Exhibit 99.8

PHARMACYCLICS, INC.

[                  ] SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

BENEFICIAL OWNER ELECTION FORM

I (We) acknowledge receipt of your letter and the enclosed materials relating to the offering of shares of Pharmacyclics, Inc. common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the exercise of subscription rights (“Subscription Rights”).

In this form, I (we) instruct you whether to exercise Subscription Rights to purchase shares of Common Stock distributed with respect to the Common Stock held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the prospectus dated [            ], 2009 (the “Prospectus”) and the related Instructions for Use of Pharmacyclics, Inc. Subscription Certificate.

BOX 1.		Please do not exercise Subscription Rights for shares of Common Stock.
BOX 2.		Please exercise Subscription Rights for me (us) and purchase shares of the Common Stock as set forth below:

Number of shares owned as of the date hereof:

	NUMBER OF SHARES		SUBSCRIPTION PRICE		PAYMENT
Basic Subscription Rights		X	[ ]	=	$	(line 1)
Oversubscription Rights		X	[ ]	=	$	(line 2)
		Total payment required (sum of line 1 and 2)		=	$

BOX 3.		Payment in the following amount is enclosed: $__________
(This amount must equal the amount set forth under “Total payment required” above)

BOX 4.		Please deduct payment from the following account maintained by you as follows:
BOX 5.		Original evidence of indebtedness owed by the Company to you is enclosed (This amount must equal the amount set forth under “Total payment required” above)

Type of Account: _________________________	Account No.: ________________________
Amount to be deducted: $ __________________

Signature	Date

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